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                                                                    EXHIBIT 7(e)

                                OPTION AGREEMENT

         This Option Agreement (the "Agreement") is made as of May 22, 1997 between Sagaponack Partners, L.P., a Delaware limited partnership ("Partners") and Sagaponack International Holdings L.L.C., a Delaware limited liability company ("International").

         Partners hereby grants to International an option to purchase from Partners shares of common stock of Watson General Corporation ("Watson") and warrants to purchase shares of common stock of Watson, and International hereby accepts the option on the following terms and conditions:

         1. Grant of Option. Partners hereby grants to International the right and option ("Option") to purchase from up to 55.66075% of the shares of common stock of Watson held by the Partners at the time of exercise (the "Shares") and 55.66075% of the warrants to purchase shares of common stock of Watson held by Partners at the time of exercise (the "Warrants"). The Shares and Warrants have been issued prior hereto by Watson to Partners.

         2. Option Price. The Option price shall be $0.01 per Share and $0.01 per Warrant.

         3. Exercise Period. The Option may be exercised in whole or in part at any time prior to May 22, 2007.

         4. Exercise Procedure. The Option or any part thereof may be exercised from time to time in accordance with Sections 1, 2 and 3 above, which exercise shall be immediately effective upon written notice to Partners setting forth the number of Shares and/or Warrants, as the case may be, with respect to which the Option is being exercised, accompanied by the full amount of the Option price for such Shares and/or Warrants, as the case may be. Upon exercise of the Option, the number of Shares and Warrants subject to the Option shall be automatically reduced to the extent of the number of Shares and Warrants as to which the Option is exercised, and the Option shall remain in effect as to the remaining number of Shares and Options.

         5. Adjustments. If all or any portion of the Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property for stock, separation, reorganization, or liquidation, as a result of which shares of any class shall be issued in respect of outstanding shares of common stock or Watson, or shares of common stock of Watson shall be changed into the same or a different number of shares of the same or another class or classes, International shall receive, upon the exercise of such exercise right, the aggregate number and class of shares which, if the Option has been exercised at the date hereof and the Shares and Warrants acquired thereby had not been disposed of, International would be holding as a result of any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property for stock, separation, reorganization, or liquidation.



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         6.  Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

         7. Successors. This Agreement shall inure to the benefit of and be binding upon the successors of the parties hereto.

         8. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to the subject matter hereof.

         9. Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of New York.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

                  SAGAPONACK PARTNERS, L.P.
                  By: RSP Capital L.L.C., its general partner


                           By: _______________________________
                           Title: ____________________________


                  SAGAPONACK INTERNATIONAL HOLDINGS L.L.C.
                  By: Sagaponack Management Company, its managing member


                           By: _______________________________
                           Title: ____________________________





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